Exhibit 99.1
FOR IMMEDIATE RELEASE

Investor Contact:	Aida Orphan	Media Contact:	Elizabeth Owen
	Levi Strauss & Co.		Levi Strauss & Co.
	(415) 501-6194		(415) 501-7777
	Investor-Relations@levi.com		NewsMediaRequests@levi.com
LEVI STRAUSS & CO. ANNOUNCES EXECUTIVE LEADERSHIP CHANGES
President & CEO Chip Bergh to Retire April 26, 2024
Michelle Gass to Become President & CEO Effective January 29, 2024

SAN FRANCISCO (December 7, 2023) — Levi Strauss & Co. (LS&Co.) today announced that Chip Bergh has decided to retire from the company as of April 26, 2024. In anticipation of Bergh’s retirement, the company’s board of directors has elected Michelle Gass, currently the company’s president, to succeed Bergh as president and chief executive officer effective January 29, 2024, completing the transition plan announced on November 8, 2022. In addition, the board has elected Bergh as executive vice chair of the board until his retirement date. Thereafter, Bergh will transition to the role of senior advisor until the end of the company’s 2024 fiscal year.
“We would like to thank Chip for his inspirational leadership and unwavering commitment to the company over the last 12-plus years,” said Bob Eckert, chairman of the LS&Co. Board of Directors. “Chip has transformed this company and will leave it far better than when he arrived. I know we will continue to benefit from Chip’s strategic perspective as he continues to serve on the company’s board.”
Over the course of his tenure, Bergh evolved the company into one of the world’s best apparel companies and advanced the Levi’s® business from a predominantly men’s U.S. wholesale bottoms business to a global, DTC-driven one, in addition to reinvigorating the women's business. Bergh also revitalized the Levi’s® brand, repositioning it at the center of culture through strategic initiatives like claiming the naming rights for Levi’s® Stadium and deepening the brand’s connection to the music industry. Bergh was also recognized in 2019 as one of the World’s 50 Greatest Leaders by Fortune magazine. Notably, LS&Co. returned to the public markets with a successful IPO in March 2019 and expanded the company’s brand portfolio with the acquisition of Beyond Yoga in 2021.
“It has been an incredible privilege to lead this great company as CEO for the last 12 years. I want to especially thank my team, the board of directors and the family shareholders for all their support through the years,” Bergh said. “The Levi’s® brand is the strongest it has ever been, and as we pivot to become more of an omni-channel, direct-to-consumer retailer, it is time for new leadership. While I’ve known Michelle for more than a decade, my time working closely with her this past year has given me great confidence that her experience, track record of innovation and impact, and passion for the business will position the company for sustainable, profitable growth and significant shareholder and stakeholder value creation.”
Eckert added, “We are thrilled to have Michelle become LS&Co.’s next CEO. This was a well-executed transition that required great humility and teamwork between Chip and Michelle, and it couldn’t have gone better. Over the last year, we have seen the significant impact Michelle has had on sharpening the Levi’s® brand vision as a ‘denim lifestyle’ leader while also positioning it to respond to fast-changing consumer needs and expectations across global markets. We’re confident that Michelle’s extensive retail and omni-channel experience will position LS&Co. to thrive in its next phase of growth.”

Since starting as president of LS&Co. in January 2023, Gass has been responsible for leading the Levi’s® brand, including its product, merchandising and marketing functions, as well as the company’s digital and global commercial operations, while working closely with Bergh. As a former Fortune 500 CEO, Gass has been focused on accelerating international growth, positioning the Levi’s® brand as a head-to-toe denim lifestyle apparel business and transitioning LS&Co.’s operating model to a DTC-first organization.
“I am honored to be stepping in to lead this iconic brand and company, one that I have deeply admired and respected for many years. Levi’s® is more than a denim icon; it’s part of our cultural fabric and an enduring symbol of quality, innovation and progress,” Gass said. “In the past year, Chip and I have traveled the globe, and I’ve had the privilege of meeting many members of the LS&Co. team. Those interactions have only underscored my confidence in the incredible potential of our business, the strength of our brands and the power of the company’s values-driven, profits-through-principles approach. I am incredibly excited to lead our amazing team and to realize our ambition of becoming a world-class direct-to-consumer retailer. As we build on our 170-year legacy, I’m more confident than ever that we have the right team and strategies in place to unleash the next era of sustainable, profitable growth for LS&Co.”
About Levi Strauss & Co.
Levi Strauss & Co. is one of the world's largest brand-name apparel companies and a global leader in jeanswear. The company designs and markets jeans, casual wear and related accessories for men, women and children under the Levi's®, Dockers®, Signature by Levi Strauss & Co.™, Denizen® and Beyond Yoga® brands. Its products are sold in more than 110 countries worldwide through a combination of chain retailers, department stores, online sites and a global footprint of approximately 3,200 brand-dedicated stores and shop-in-shops. Levi Strauss & Co.'s reported 2022 net revenues were $6.2 billion. For more information, go to http://levistrauss.com, and for financial news and announcements go to http://investors.levistrauss.com.